Exhibit 10.2

SUBLICENSE AGREEMENT

This SUBLICENSE AGREEMENT (the “Agreement”) is made and effective as of August 16, 2023 (the “Effective Date”), by and between Deverra Therapeutics, Inc., a Delaware corporation (“Deverra”) and Coeptis Therapeutics Holdings, Inc., a Delaware limited liability company (“Licensee”) (each of Deverra and Licensee being a “Party,” and collectively, the “Parties”).

RECITALS

A.                WHEREAS, Deverra and Licensee are parties to that certain asset purchase agreement dated August 16, 2023 (the “APA”) related to the acquisition, license and/or sublicense of certain assets, rights and knowledge of Deverra by Licensee related to the Licensed IP (defined below);

B.                 WHEREAS, this Agreement is being delivered in connection with, and as a condition to, the Closing under the APA;

C.                 WHEREAS, Fred Hutchinson Fred Hutchinson Cancer Research Center (“FHCRC”) and Deverra (as assignee of NOHLA Therapeutics Inc.) are parties to an Amended and Restated Patent and Technology License Agreement, dated 26 January 2017 (as amended, the “FHCRC License Agreement”); and

D.                WHEREAS, in connection with the transactions contemplated by the APA, Licensee wishes to obtain a sublicense from Deverra under the FHCRC License Agreement, and Deverra is willing to grant an exclusive worldwide sublicense to under the FHCRC License Agreement on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained herein, the Parties therefore agree as follows:

ARTICLE 1
DEFINITIONS

1.1.               Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below. Any capitalized term that is not defined under this Agreement shall have the meaning ascribed to it under the FHCRC License Agreement.

(a)               “Applicable Laws” means, with respect to each Party, all laws, codes, ordinances, statutes, rules, regulations, orders, decrees, judgments, injunctions, notices or binding Agreements promulgated or entered into by any Governmental Authority having jurisdiction over such Party or such Party’s obligations under this Agreement, as the same may be amended, modified or repealed from time to time.

(b)               “Coeptis GEAR Technology” means Licensee’s proprietary technology that allows for the gene-editing of NK and other types of cells by a specific knock out/knock in genetic editing approach or other targeted editing strategy.

(c)               “Coeptis SNAP-CARs” means Licensee’s proprietary universal, antigen targeting, chimeric antigen receptor platform technology developed to be combined with tagged, tumor-specific antibodies to potentially target many different tumor types, including hematological malignancies and solid tumors.

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(d)               “FHCRC Licensed Products” shall mean Licensed Products as defined in the FHCRC License Agreement.

(e)               “Field” means (i) use of unmodified NK cells as anti-viral therapeutic for viral infections, and/or as a therapeutic approach for treatment of relapsed/refractory AML and high-risk MDS; (ii) use of Deverra’s cell therapy platform to generate NK cells for the purpose of engineering with Coeptis SNAP-CARs and/or Coeptis GEAR Technology; and (iii) use of Deverra’s cell therapy platform to generate myeloid cells for the purpose of engineering with Coeptis SNAP-CARs and/or Coeptis GEAR Technology.

(f)                “Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

(g)               “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

(h)               “Sublicensed IP” means the intellectual property rights listed in Schedule 1.1(g) to this Agreement.

(i)                 “Sublicense” means: (i) any right (including any sublicense or covenant not to sue) granted by Licensee (or Sublicensee) to any Third Party (including an Affiliate), under or with respect to or permitting any use or exploitation of any of the Sublicensed IP or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of FHCRC Licensed Products; (ii) any option or other right granted by Licensee (or Sublicensee) to any Third Party to negotiate for or receive any of the rights described under clause (i); or (iii) any standstill or similar obligation undertaken by Licensee (or Sublicensee) toward any Third Party not to grant any of the rights described in clause (i) or (ii) to any other Third Party; in each case regardless of whether such grant of rights, option, standstill, or similar undertaking is referred to or is described as a sublicense.

(j)                 “Sublicensee” means any Third Party, including any Affiliate, who is a grantee of a Sublicense.

(k)               “Third Party” means any Person other than a Party.

1.2.              Other Definitions. The following defined terms in the FHCRC License Agreement are incorporated into and made a part of this Agreement, mutatis mutandis: Affiliate, Development Milestone, FHCRC Indemnitees, Initial Period, Licensed Territory, Net Sales, Sale and Sublicense Income.

ARTICLE 2
LICENSE

2.1.               Grant. Subject to the terms and conditions of this Agreement, Deverra hereby grants Licensee a non-transferable (except as expressly provided herein), sublicensable sublicense under the Sublicensed IP to manufacture, have manufactured, distribute, have distributed, use, research, improve, import, and export, offer to Sell and Sell FHCRC Licensed Products, and to otherwise practice the Sublicensed IP, within the Licensed Territory for use within the Field. The license granted pursuant to this Section 2.1 shall be an exclusive license of all rights and licenses of Deverra in and to the Sublicensed IP in the Field in the Licensed Territory pursuant to the FHCRC License Agreement.

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2.2.              Sublicenses. Subject to the terms and conditions of this Agreement and Licensee’s and Third Party’s compliance therewith, Licensee has the right to grant written Sublicenses (in whole or in part and through one or more tiers of Sublicensees) consistent in all respects with this Agreement, which Sublicenses shall include, without limitation, a provision binding Sublicensees to all terms hereof intended for the protection or benefit of Deverra and/or FHCRC. If an Affiliate desires to practice any of the rights licensed hereunder or if Licensee permits the making, offering for sale, using, selling or importing of Licensed Product by any Third Party, including an Affiliate, then Licensee shall execute a Sublicense agreement with such Third Party. Licensee agrees to deliver to Deverra for informational purposes (and under an obligation of confidentiality) a true and correct copy of each Sublicense agreement by Licensee or any Sublicensee and any modification or termination thereof within thirty (30) days after execution, modification or termination; provided, however, that Licensee may redact from such copy economic terms that are confidential and are not related to compliance with this Agreement as long as Licensee provides Deverra with all terms Deverra would reasonably deem necessary to insure that Licensee is meeting its obligations (including without limitation payment obligations) to Deverra under this Agreement and to insure that Deverra can meet its obligations to FHCRC under the FHCRC License Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of Licensee. In addition, Licensee will remain liable to Deverra for all payments due hereunder with respect to the activities of its Sublicensees (including Affiliates). If a Sublicensee breaches the terms of this AGREEMENT, Licensee shall promptly have such breach cured or terminate the Sublicensee’s rights hereunder and under the sublicense (but in no event later than thirty (30) days), and such Sublicensee shall not be granted another Sublicense hereunder without Deverra’s prior written consent. In each Sublicense agreement, Licensee shall name Deverra as an intended third-party beneficiary.

2.3.               No Implied Rights. Only the license granted pursuant to the express terms of this Agreement is of any legal force or effect. No other license rights are granted or created by implication, estoppel or otherwise. All rights not explicitly granted hereunder are reserved.

2.4.              Reserved Rights. For the avoidance of doubt, the license granted hereunder is subject to the rights reserved pursuant to Sections 2.2 and 13.6 of the FHCRC License Agreement.

ARTICLE 3
CONSIDERATION

3.1.               Running Royalties. Licensee shall pay to Deverra any running royalties that Deverra will be required to pay to FHCRC pursuant to Section 3.1(d) of the FHCRC License Agreement as a result of Sales of FHCRC Licensed Products by Licensee, its Affiliates and Sublicensees. All running royalties due hereunder shall be calculated on a quarterly, product-by-product, country-by-country basis and shall be payable within forty-five (45) calendar days after the last day of the quarter in which the Sale generating such royalty occurred.

3.2.              Sublicense Income. Licensee shall pay to Deverra any Sublicense Income that Deverra will be required to pay to FHCRC pursuant to Section 3.1(e) of the FHCRC License Agreement as a result of Licensee’s sublicensing of the rights granted under this Agreement. All amounts due under this Section 3.2 will be due and payable within forty-five (45) calendar days after the last day of the quarter in which the Sublicense Income was received.

3.3.              Milestone Payments. If Licensee’s activities under this Agreement trigger a milestone payment due from Deverra to FHCRC pursuant to Section 3.1(f) of the FHCRC License Agreement, Licensee shall pay the applicable amount to Deverra. All amounts due under this Section 3.2 will be due and payable within thirty (30) calendar days after the date of fulfillment of the Development Milestone triggering such payment.

3.4.              Pass Through Nature of Payments. The Parties acknowledge that the royalties, Sublicense Income and milestone payments that Licensee may owe to Deverra pursuant to this Section 3 are pass through royalties, Sublicense Income payments and milestone payments for which Deverra has a corresponding obligation to FHCRC pursuant to the FHCRC License Agreement as a result of activities of Licensee, its Affiliates and Sublicensees. As between the Parties, Deverra agrees to pay to FHCRC all pass-through amounts due under the FHCRC License Agreement upon receipt from Licensee.

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3.5.              Royalty Reports and Payments. Within forty-five (45) calendar days after March 31, June 30, September 30, and December 31 of each year during the Term, Licensee will deliver to Deverra a true and accurate report, giving such particulars of the Sales of FHCRC Licensed Products and other activities conducted by Licensee and its Affiliates and/or any Sublicensees, if any exist, during the preceding calendar quarter under this AGREEMENT as necessary for Deverra to account for Licensee’s payments hereunder. This report will include pertinent data, including the details set forth in Section 3.2 of the FHCRC License Agreement.

3.6.              Records. During the Term and for four (4) years thereafter, Licensee agrees to keep, and to require its Affiliates and any Sublicensees to keep, complete and accurate records of Sales of FHCRC Licensed Products, Net Sales, Initial Periods and offsets and carry forwards permitted pursuant to Section 3.1(d)(v) of the FHCRC License Agreement in sufficient detail to enable the royalties and other payments due hereunder to be determined. Licensee agrees to permit an independent certified public accountant, reasonably acceptable to Licensee, to periodically examine, at Deverra’s expense (except as provided below) and not more frequently than once per calendar year at the relevant entity’s principal place of business, Licensee’s and its Affiliates and Sublicensees’ books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report or payment required under this Agreement within the three (3) year period immediately preceding such examination. Such accountant shall not disclose to Deverra any information other than information relating to the accuracy of reports and calculations of amounts due Deverra under this Agreement, and such accountant shall be subject to the terms of Section 5. If any amounts due Deverra are ultimately determined to have been underpaid in an amount equal to or greater than ten percent (10%) of the total amount due during the period so examined, then Licensee will pay the cost of the examination plus interest on the underpayment pursuant to Section 3.8.

3.7.              Development Plan and Report. Within twenty (20) calendar days after December 31 of each year, Licensee will deliver to Deverra (a) Licensee’s plan for research and development of FHCRC Licensed Products for the next two (2) years, (b) a report of the current status and progress over the last year of development and commercialization of each Licensed Product by territory, and (c) a report on the current status and progress over the last year regarding the manufacturing facility to be established by Licensee and its operation (if any).

3.8.              Payments. All amounts payable hereunder by Licensee will be paid in immediately available United States Dollars by wire transfer to an account or accounts designated by Deverra, without deductions for assessments, fees, or charges of any kind, except tax withholding required by law. Such amounts are not refundable and are not creditable against other fees and royalties. If the foreign currency cannot be converted to U.S. Dollars and exported from a country for any reason, Licensee shall notify Deverra in writing, such amounts due hereunder in such currency shall be deemed converted at the exchange rate on the last business day of the reporting period to which a payment relates, as quoted in The Wall Street Journal (Western Edition), with payment made in such foreign currency or, at the election of Deverra, payment in such foreign currency shall be deposited promptly in a recognized financial institution in that country for the benefit of Deverra.

3.9.              Late Payments. If Licensee fails to make any payment due under this Agreement within thirty (30) calendar days of the date upon which such payment is due, then interest shall accrue on such payment from the date such payment was originally due at a rate equal to three percent (3%) per month above the then-applicable prime commercial lending rate reported in the Wall Street Journal (Western Edition), or any similar daily business publication, or at the maximum rate permitted by applicable law, whichever is lower.

3.10.            Tax. Any withholding or other tax that is required by law to be withheld with respect to payments owed by Licensee pursuant to this Agreement shall be deducted by Licensee (or its Affiliates or any Sublicensees) from such payment prior to remittance, and paid over to the relevant taxing authorities when due. Licensee shall promptly furnish Deverra evidence of any such taxes withheld and of payment thereof.

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ARTICLE 4
INTELLECTUAL PROPERTY

4.1.              Protection of Intellectual Property. Licensee acknowledges that FHCRC controls the preparation, prosecution, maintenance and defense of the Sublicensed IP. Deverra will provide information about current status of patents and patent applications within the Sublicensed IP periodically reasonably promptly after receipt of such information from FHCRC as provided in Section 5.1 of the FHCRC License Agreement or as may be requested by Licensee. Licensee acknowledges and agrees that it has no rights to direct the preparation, prosecution, maintenance and defense of the Sublicensed IP. Deverra will consider in good faith and promptly pass along to FHCRC any recommendations made by Licensee relating to the preparation, prosecution, maintenance and defense of the Sublicensed IP.

4.2.               Infringement; Enforcement. If Licensee becomes aware of any infringement, misappropriation, or other unauthorized use of the Sublicensed IP, it will promptly provide Deverra written notice thereof, including available evidence of such infringement, misappropriation, or other unauthorized use. Licensee has no rights to enforce any Sublicensed IP or to require Deverra or FHCRC to do so; provided, however, that if Deverra does not file suit, or otherwise take any action to abate, against a substantial infringer of the Sublicensed IP in the Field within three (3) months of written notice by Licensee of such infringement, and if requested by Licensee, Deverra will notify FHCRC that Licensee desires to exercise Deverra’s rights to enforce the Sublicensed IP in the Field as set forth in the FHCRC License Agreement and facilitate an introduction between FHCRC and Licensee so Licensee may discuss enforcement directly with FHCRC.

ARTICLE 5
INTELLECTUAL PROPERTY; COVENANTS

5.1.               Confidentiality, Permitted Use and Disclosure. Each Party shall and shall cause its Affiliates, Licensees and Sublicensees to abide by the confidentiality obligations set forth in the APA and FHCRC License Agreement. In addition, Licensee agrees to be bound by Section 10 of the FHCRC License Agreement. Deverra may disclose Confidential Information of Licensee to FHCRC as may be required in relation to Deverra’s obligations under the FHCRC License Agreement.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1.              Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)               it has the power and authority to execute and deliver this Agreement and to perform the acts required of it hereunder,

(b)               the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action, and this Agreement constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms, and

(c)               the execution, delivery and performance of this Agreement does not and will not, as of the Effective Date, (i) violate, conflict with or result in the breach of any provision of its certificate of incorporation, operating Agreement or by laws, (ii) violate any Applicable Law, or (iii) result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent under any contract, Agreement or arrangement by which it is bound.

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6.2.               DEVERRRA DOES NOT WARRANT THE PERFORMANCE OF ANY LICENSED PRODUCT, INCLUDING THEIR SAFETY, EFFECTIVENESS OR COMMERCIAL VIABILITY.

6.3.              Compliance with FHCRC License Agreement by Deverra. Deverra covenants and agrees to take all commercially reasonable actions to remain in compliance with any material terms and conditions of the FHCRC License Agreement. If Deverra receives any notice of breach by Deverra or its Affiliates, as applicable, of the FHCRC License Agreement in a manner that will or could reasonably be expected to adversely affect Licensee’s rights or obligations under this Agreement, then Deverra shall notify Licensee in writing of such notice. In any case, Deverra shall not terminate, waive or otherwise modify (or provide consent with respect to any termination, amendment, waiver or modification of) the rights under the FHCRC License Agreement in any manner that will or could reasonably be expected to adversely affect Licensee’s rights or obligations under this Agreement without the prior written consent of Licensee (which consent shall not be unreasonably withheld).

6.4.              Licensee Covenant Regarding FHCRC License Agreement. Licensee covenants and agrees to comply with the applicable terms and conditions of the FHCRC License Agreement as if it were a party to such Agreement with respect thereto and to not do, or failure to do, anything that would reasonably be expected to cause Deverra to be in material breach of the FHCRC License Agreement. Without limiting the foregoing, Licensee shall comply with Sections 2.3, 3.3, 5.4, 5.5, 7.1, 8, 9 and 10 of the FHCRC License Agreement. Licensee’s indemnification obligations to the FHCRC Indemnitees pursuant to Section 7 of the FHCRC License Agreement shall not be subject to the limitations of liability provisions of the APA.

ARTICLE 7
TERM AND TERMINATION

7.1.              Term. Subject to earlier termination as provided herein below, the term of this Agreement is from the Effective Date to expiration of the FHCRC License Agreement (“Term”). To the extent permitted pursuant to Section 12.3(c) of the FHCRC License Agreement, this Agreement shall remain in place upon a termination of the FHCRC License Agreement for any reason, with FHCRC becoming a direct licensor of the Sublicensed IP hereunder and Coeptis automatically continuing to receive the benefits of this agreement in all respects.

7.2.              Permissive Termination by Licensee. Licensee may terminate this Agreement at any time by providing Deverra notice in writing at least three (3) months prior to the effective date of termination.

7.3.              Termination by Either Party. Each Party may terminate this Agreement if (i) the other Party commits a breach of this Agreement and fails to remedy such breach within thirty (30) days after receiving written notice thereof and (ii) with respect to Deverra the termination right under this Section 7.3 is conditioned upon (A) Section 2.3(a) of the FHCRC Agreement applying to Coeptis and (B) Deverra having attempted in good faith to obtain a waiver from FHCRC at such time of the application of said Section 2.3(a) to this Agreement (in which case, if such waiver is obtained and such waiver applies to both Deverra and Licensee, then this Section 7.3 shall not be available in respect of the applicable underlying breach).

7.4.              Termination for Insolvency. This Agreement shall automatically terminate if Licensee files for bankruptcy or has an involuntary bankruptcy petition, insolvency proceeding or similar action filed against it by its creditors, and such petition or action is not dismissed or otherwise resolved within ninety (90) days.

7.5.              Termination for Challenge of Sublicensed IP. This Agreement may be terminated by Deverra immediately upon written notice to Licensee if Licensee or any of its Affiliates or Sublicensees challenge the validity or enforceability of, or otherwise oppose, any of the patents or patent applications within the Sublicensed IP pursuant to a claim made to a court of competent jurisdiction or the applicable patent office.

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7.6.              Effect of Termination.

(a)               Accrued Rights and Obligations. Termination of this Agreement for any reason does not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the nonbreaching Party may be entitled to seek injunctive relief as a remedy for any such breach. Such remedy shall not be considered to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

(b)               Licenses. After expiration of this Agreement, but not earlier termination of this Agreement, due to expiration, but not earlier termination, of the FHCRC License Agreement, the licenses granted hereunder to Licensee will be deemed to be perpetual, irrevocable and fully paid. In all other cases, all licenses granted to Licensee hereunder shall terminate upon the expiration or termination of this Agreement.

(c)               Sublicenses. Upon the termination of this Agreement, (i) any and all Sublicenses granted by Licensee under and in compliance with the requirements of this Agreement shall remain in effect according to its terms, with Deverra becoming the sublicensor thereunder; (ii) Deverra shall be entitled to payments from the Sublicensees under such sublicenses for all periods from and after the effective date of termination in accordance with such sublicense agreements; and (iii) such Sublicenses shall be deemed assigned to Deverra if necessary to ensure continued payments. Notwithstanding the foregoing, (A) Deverra shall not be subject to any obligations under any such Sublicenses other than the grant of license and appurtenant obligations under this Agreement, and (B) if a given Sublicensee’s actions or inactions resulted in termination of this Agreement pursuant to Section 7.3 or 7.5, such Sublicensee’s Sublicense shall automatically terminate upon termination of this Agreement.

(d)               Return of Confidential Information. Upon the termination of this Agreement, Licensee shall promptly, at its own expense, return to Deverra all relevant records and materials in Licensee’s possession or control containing Deverra’s or its Affiliates’, Licensees’ or Sublicensees’ Confidential Information.

(e)               Cease Manufacture. Subject to Section 7.5(f), upon the termination of this Agreement, Licensee shall discontinue the manufacture, use, marketing, sale and distribution, as applicable, of FHCRC Licensed Products.

(f)                Stock on Hand. Upon the termination of this Agreement, Licensee may sell or otherwise dispose of the stock of any Licensed Product then on hand or then in-progress until one hundred eighty (180) days after such termination.

(g)               Reversion of Rights. Except as otherwise contemplated herein, upon the termination of this Agreement, all rights sold, assigned or transferred to Licensee hereunder shall revert to Deverra, and Licensee agrees to execute all instruments necessary and desirable to revest said rights in Deverra.

7.7.            Survival. Sections 3 (excluding 3.7), 5, 6.4 (limited to activities through the time period referenced in Section 7.6(f) of this Agreement, and subject to surviving provisions listed in Section 12.3(e) of the FHCRC License Agreement (to the extent that same were applicable to Licensee during the term of this Agreement)), 7.6, 7.7, 7.8 and Article 8 (excluding Sections 8.8. and 8.9) of this Agreement shall survive the expiration or termination of this Agreement for any reason.

7.8.            Bankruptcy. All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to “Intellectual Property” as defined in the Code. The Parties agree that each Party shall retain and may fully exercise all of its rights and elections under the Code.

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ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1.            Events of Force Majeure. The force majeure provisions contained in Section 14.8 of the FHCRC License Agreement are incorporated herein and shall be operative as between the Parties under this Agreement.

8.2.            Notices. Section 9.3.2 of the APA is incorporated into and made a part of this Agreement.

8.3.            Entire Agreement. This Agreement (including any Annexes, Schedules, Exhibits or other attachments hereto), together with the APA and FHCRC License Agreement, constitutes the entire Agreement between the Parties with respect to the subject matter hereof, and no oral or written statement may be used to interpret or vary the meaning of the terms and conditions hereof. The FHCRC License Agreement is incorporated into and made a part of this Agreement. This Agreement supersedes any prior or contemporaneous Agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof.

8.4.            Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part without the prior written consent of the other Party, except that a Party may make such an assignment or delegation without the other Party’s consent (i) to Affiliates, provided that such assignment or delegation shall not relieve such assigning Party from its obligations hereunder or (ii) to a successor to substantially all of the business to which this Agreement pertains, whether in a merger, sale of stock, sale of assets, spin-off or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any attempted assignment or delegation in violation of this Section 8.4 shall be void.

8.5.            Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

8.6.            Independent Contractor. Each Party shall be acting as an independent contractor in performing under this Agreement and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party.

8.7.            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

8.8.            Compliance with Laws. In performing under this Agreement, each Party shall comply with all Applicable Laws, including those of the United States Food and Drug Administration and all foreign laws affecting this Agreement or the sale of FHCRC Licensed Products in the Field .

8.9.            Export Controls. Licensee and its Affiliates and Sublicensees shall comply with all Applicable Laws controlling the export of certain commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify and hold Deverra harmless for the consequences of any such violation.

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8.10.         Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of all Parties.

8.11.         Governing Law; Jurisdiction. Section 9.1 of the APA is incorporated into and made a part of this Agreement.

8.12.         Counterparts. This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

8.13.         No Waiver. The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

8.14.         Public Disclosures. Section 3.1.4 of the APA is incorporated into and made a part of this Agreement.

8.15.         Extension to Affiliates. Each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more legal entities that are its Affiliates, but only for so long as such legal entities remain Affiliates of such Party. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. The Party extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

8.16.          No Third Party Beneficiary Rights. Except for the benefits granted to and the rights of any Sublicensees hereunder including pursuant to Section 7.5(c), in each case explicitly provided for in this Agreement, this Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any Agreement or provision contained herein or contemplated hereby.

8.17.         Interpretation. In this Agreement unless otherwise specified (i) “includes” and “including” shall mean includes and including without limitation; (ii) a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking; (iii) a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted; (iv) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; (v) the Schedules and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals and the Schedules and attachments; (vi) the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement; and (vii) general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

SIGNATURES FOLLOW ON NEXT PAGE

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

COEPTIS THERAPEUTICS HOLDINGS, INC.

/s/ David Mehalick
Name: David Mehalick
Title: CEO

DEVERRA THERAPEUTICS, INC.

/s/ Michael Yurkowsky
Name: Michael Yurkowsky
Title: CEO

[SIGNATURE PAGE TO SUBLICENSE AGREEMENT]

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Schedule 1.1(h)

SUBLICENSED IP

[Schedules Attached]

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